Exhibit 10.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

            AMENDMENT, dated as of November 11, 2009 (this “Amendment”), to the Agreement and Plan of Merger, entered into as of October 22, 2009 (the “Merger Agreement”), by and among MEMC Electronic Materials, Inc., a Delaware corporation (“Parent”), Sierra Acquisition Sub, LLC, a Delaware limited liability company and indirect, wholly-owned subsidiary of Parent (“Acquisition Subsidiary”), Sun Edison LLC, a Delaware limited liability company (the “Company”), and Carlos Domenech, Peter J. Lee and Thomas Melone, as the initial representatives (the “Representatives”).  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Merger Agreement.

            WHEREAS, the Parties hereto previously entered into the Merger Agreement, pursuant to which Parent agreed to the Merger of the Acquisition Subsidiary with and into the Company with the Company as the surviving company.

            WHEREAS, pursuant to Section 6.10 of the Merger Agreement, (a) the Parties previously agreed to amend the Merger Agreement to incorporate the transactions contemplated by the Blocker Purchase Agreements and (b) Parent previously agreed to enter into such Blocker Purchase Agreements with certain tax blocker parties affiliated with Persons listed on Schedule 6.10 of the Merger Agreement.

            WHEREAS, the Parties hereto desire to amend the Merger Agreement in accordance with Section 9.11 of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.                  Amendment.  The Merger Agreement is hereby amended as follows:

(a)                Article 1 of the Merger Agreement is amended and restated in its entirety as set forth in Exhibit 1 attached to this Amendment.

(b)               Schedule 1.9(b) to the Merger Agreement is replaced with Schedule 1.9(b) attached to this Amendment.

(c)                Exhibit E to the Merger Agreement is replaced with Exhibit 2 attached to this Amendment.

(d)               Schedule 1.4(k) to the Merger Agreement is renamed as “Schedule 1.4(n)”.

(e)                Schedule 1.4(ggg) to the Merger Agreement is renamed as “Schedule 1.4(kkk)”.

(f)                The second sentence of Section 3.2(b) of the Merger Agreement is amended and restated in its entirety as follows:

“MEMC Holdings Corporation owns, and has owned since the formation of the Acquisition Subsidiary, all issued and outstanding equity interests of the Acquisition Subsidiary, free and clear of any and all Liens.”

(g)                Section 3.11 of the Merger Agreement is amended such that the words “Initial Stock Consideration” shall be replaced with the words “Preferred Unitholder Initial Stock Payment”.

(h)               Section 4.7(b) of the Merger Agreement is amended such that the words “ten (10) Business Days” shall be replaced with the words “fourteen (14) Business Days”.

(i)                 Section 5.4 of the Merger Agreement is amended and restated to read as follows:

“5.4     Cash Retention Bonus Plan.  Prior to the Closing, Parent will adopt a cash retention bonus plan in substantially the form attachd hereto as Exhibit H (the “Cash Bonus Plan”), which will provide retention bonuses in cash of $15,761,076 in the aggregate, subject to a holdback of (i) $2,550,000 relating to the Indemnification Escrow Agreement, (ii) 7.83% of Pro Rated Excess Unitholder Transaction Expenses and (iii) the amount of any Parent Expense Contribution.  Pursuant to the Cash Bonus Plan, cash retention bonus awards will be paid by Parent in accordance with the terms of the Cash Bonus Plan to those employees listed on (the “Participating Employees”) and allocated pursuant to a schedule delivered to Parent and agreed upon by the Company and Parent on and as of November 11, 2009.”

(j)                 Section 5.5 of the Merger Agreement is amended and restated to read as follows:

“5.5     Inducement Grants.  At the Closing, Parent agrees to issue a total of 2,228,901 shares of restricted common stock or restricted stock units of Parent as inducement grants (the “Employee Inducement Grants”) pursuant to a Plan which Parent will establish prior to Closing in substantially the form attached hereto as Exhibit I-1 (the “Inducement Grant Plan”).  Pursuant to the Inducement Grant Plan, Employee Inducement Grants shall be issued to those employees listed on a schedule delivered to Parent and agreed upon by the Company and the Parent on and as of November 11, 2009, which Grants shall be made pursuant to inducement grant agreements in substantially the form attached hereto as Exhibit I-2.  Following the Closing, Parent shall promptly (but in no event more than two (2) Business Days after such Closing) register the shares of Parent Common Stock underlying the Employee Inducement Grants on Form S-8.”

(k)               A new Section 5.13 is hereby added to the Merger Agreement, which will read as follows:

“5.13   Blocker Entities.  After the purchase by MEMC Holdings Corporation of the Blocker Interests pursuant to the Blocker Purchase Agreements and prior to the Effective Time, Parent will cause such Blocker Entities to be converted to disregarded entities for U.S. federal income tax purposes or liquidate such Blocker Entities, such that MEMC Holdings Corporation will own directly, for U.S. federal income tax purposes, all Units held by such Blocker Entities at the Effective Time.”

(l)                 Section 6.2(c) of the Merger Agreement is amended such that the words “Initial Stock Merger Consideration” shall be replaced with the words “Preferred Unitholder Initial Stock Payment”.

(m)             Section 6.2(g) of the Merger Agreement is amended to delete the words “and, within one (1) Business Day of the Closing, shall make the payments contemplated thereby to be made at Closing to the Participating Employees”.

(n)               Section 6.2(j) of the Merger Agreement is amended to replace the words “by Parent as” with the words “by MEMC Holdings Corporation as”.

(o)               Section 6.2(l)(iv) of the Merger Agreement is amended to replace the words “of Parent, as” with the words “of MEMC Holdings Corporation, as”.

(p)               Section 6.2(m) of the Merger Agreement is amended to replace the words “Section 6.10(c)” with the words “Section 6.10(e)”.

(q)               Section 6.2(n) of the Merger Agreement is deleted in its entirety.

(r)                 Section 6.3(d) of the Merger Agreement is amended and restated to read as follows:  “Unitholder Releases.  The Company shall have received and delivered to Parent releases in substantially the form attached hereto as Exhibit J-1 (the “Unitholder Release”) from Unitholders holding at least a majority of the Units (or, in the case of the Blocker Entities, the Unitholder Releases shall be executed by the Blocker Owners and the Units that were held by such Blocker Entities prior to the consummation of the transactions contemplated by the Blocker Purchase Agreements (provided that such transactions are in fact consummated) shall be deemed to be included in such majority);”

(s)                Section 6.3(n)(xix) of the Merger Agreement is amended to add the words “and/or amended, as applicable,” immediately after the words “have been terminated”.

(t)                 Section 6.3(o) of the Merger Agreement is amended to replace the words “Section 6.10(c)” with the words “Section 6.10(e)”.

(u)               Section 6.3(p) of the Merger Agreement is deleted in its entirety.

(v)               The fourth sentence of Section 6.7(a) of the Merger Agreement is amended to add the words “(the “Independent Accountant”)” immediately prior to the words “to resolve any issues in dispute.”

(w)              Section 6.10 of the Merger Agreement is amended and restated in its entirety as set forth in Exhibit 3 of this Amendment.

(x)               Exhibit D to the Merger Agreement is replaced with Exhibit 4 attached to this Amendment.

(y)               Exhibit M to the Merger Agreement is deleted in its entirety.

(z)                Section 7.2(b) of the Merger Agreement is amended to add the words “(provided that such transactions are in fact consummated)” immediately prior to the words “shall be deemed to be included in such percentage)”

(aa)            Section 7.7(c) of the Merger Agreement is amended and restated to read as follows:  “A Parent Indemnified Person shall be entitled to indemnification pursuant to this Article 7 for any Losses in respect of the matters listed on Schedule 7.2(a)(iii) only to the extent that such Losses exceed the amount described on Schedule 7.7(c) (taking into account the last paragraph of Schedule 7.2(a)(iii) for calculating a Loss).”

(bb)           Section 9.1 of the Merger Agreement is amended to replace the Facsimile number of Goodwin Procter LLP in each instance to “(202) 346-4444”.

2.                  Counterparts.  This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Signatures may be transmitted by facsimile, pdf, email or similar form of electronic transmission.

3.                  Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

4.                  Effect of Amendment.  Except as expressly amended by this Amendment, the Merger Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment.  All references in the Merger Agreement to “this Agreement” and words of similar import shall be deemed to refer to the Merger Agreement as amended by this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the Parties and is effective as of the date first herein above written.

MEMC ELECTRONIC MATERIALS, INC.

By:	/s/ Ahmad Chatila
Name:	Ahmad Chatila
Title:	President and Chief Executive Officer

SIERRA ACQUISITION SUB, LLC

By:	/s/ Bradley D. Kohn
Name:	Bradley D. Kohn
Title:	Secretary

SUN EDISON LLC

By:	/s/ David Buzby
Name:	David Buzby
Title:	Manager

REPRESENTATIVES, as the initial Representatives

/s/ Carlos Domenech
Carlos Domenech

/s/ Peter J. Lee
Peter J. Lee

/s/ Thomas Melone
Thomas Melone

EXHIBIT 1

Article 1 to the Merger Agreement

ARTICLE 1
THE MERGER

1.1              Merger and Effect of Merger.

(a)                The constituent entities of the Merger are the Company and Acquisition Subsidiary.

(b)               Upon the terms and subject to the conditions hereof, and in accordance with the Limited Liability Company Act of the State of Delaware, as amended (the “LLC Act”), at the Effective Time, Acquisition Subsidiary shall be merged into the Company and the separate existence of Acquisition Subsidiary thereupon shall cease.  The Company shall be the surviving company in the Merger (the “Surviving Company”), and the separate existence of the Company, with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

(c)                At and after the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of both Acquisition Subsidiary and the Company, as provided more particularly in the LLC Act.

(d)               The Certificate of Formation of the Company shall be the Certificate of Formation of the Surviving Company, effective as of the Effective Time.  The Limited Liability Company Agreement of the Surviving Company shall be in substantially the form set forth in Exhibit E, effective as of the Effective Time.

(e)                The managers and officers set forth on Schedule 1.1(e) shall be the managers and officers of the Surviving Company, effective as of the Effective Time, until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal.

1.2       Method of Effecting Merger; Closing.  The Merger shall be effected as follows:

(a)                The Company shall execute and deliver to Parent at the Closing a Certificate of Merger in substantially the form set forth in Exhibit F (the “Certificate of Merger”), and Parent shall cause the Certificate of Merger to be filed and recorded on the Closing Date with the Secretary of State of Delaware in accordance with the applicable provisions of the LLC Act.  The Merger shall thereupon become effective and be consummated immediately upon the later of such filing or such later time as may be mutually agreed by Parent, the Company and Acquisition Subsidiary and specified in the Certificate of Merger in accordance with the LLC Act (the “Effective Time”).

(b)               Unless this Agreement is terminated in accordance with Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Bryan Cave LLP, St. Louis, Missouri, as promptly as practicable, but in no event later than the third (3rd) Business Day, after all of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to their satisfaction or, if permissible, waiver at the Closing) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same and shall take place at such time and on a date consistent with this Section 1.2(b) to be specified by the

Company and Parent (the “Closing Date”).  “Business Day” shall mean any day which is not a Saturday, Sunday or a legal holiday in the State of Delaware, United States of America.

1.3       Conversion of Acquisition Subsidiary Membership Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the issued and outstanding membership interests of Acquisition Subsidiary shall be converted into one validly issued, fully paid and non-assessable Class A Unit in the Surviving Company and, upon surrender of the certificate or certificates representing such membership interests of Acquisition Subsidiary, the Surviving Company shall promptly issue to Parent or its designated Affiliate a certificate representing the Unit in the Surviving Company into which it has been converted.  After the Effective Time, such Unit shall be the only issued and outstanding membership interests of the Surviving Company (other than the Units acquired pursuant to the Blocker Purchase Agreements, which shall be automatically converted as a result of the Merger from Units in the Company into Units of the Surviving Company) and shall be owned by Parent or its designated Affiliate.

1.4       Certain Defined Terms.  In addition to defined terms that are defined elsewhere in this Agreement, the following terms which are used in the remaining provisions of this Article 1 are defined as follows:

(a)                “Accredited Investor” has the meaning ascribed to such term in Rule 501 of Regulation D promulgated under the Securities Act.

(b)               “AIQ Form” is defined in Section 1.8(a)(ii).

(c)                “Allocable Percentage” means, with respect to a particular Common Unitholder or Preferred Unitholder, the percentage (as determined in accordance with the Operating Agreement relative to each other Preferred Unitholder or Common Unitholder, as applicable) set forth next to such Unitholder’s name in the column labeled “Allocable Percentage” on the Preferred Unitholder Schedule or the Common Unitholder Schedule, as applicable.  For clarity, the Allocable Percentages for the Preferred Unitholders will aggregate to 100% and the Allocable Percentages for the Common Unitholders will aggregate to 100%; provided, however, pursuant to the Consideration Exchange Agreements, if any, the Allocation Percentages for the Preferred Unitholders shall reflect the exchange transactions contemplated therein in accordance with Section 1.7(a)(i); provided, further, the Allocation Percentages for the Common Unitholders shall reflect the Cashout UARs in accordance with Section 1.7(a)(ii).

(d)               “Blocker Buyers” is defined in Section 1.4(l).

(e)                “Blocker Net Merger Consideration” is defined in Section 1.5(c).

(f)                “Blocker Unitholders” is defined in Section 1.4(ggg).

(g)                “Cashout UARs” means only the unit appreciation rights of the Company issued under the UAR Plan with a strike price of $0.861 per unit appreciation right.

(h)               “Cashout UAR Holder” means a holder of Cashout UARs.

(i)                 “Common Merger Consideration” is defined in Section 1.6(a)(ii).

(j)                 “Common Representative” is defined in Section 1.13(a).

(k)               “Common Unit” means a unit of the Company’s Class A Units or Class B Units.

(l)                 “Common Unitholder” means a holder of any of the Company’s Common Units; provided, however, that in respect of any Common Units that are held by the Blocker Entities immediately prior to the consummation of the transactions contemplated by the Blocker Purchase Agreements, such holder shall include the Blocker Owners and the Blocker Entities (the “Common Blocker Unitholders”) and shall not include Parent, Buyer (as defined in the Blocker Purchase Agreements) or any other Person who holds Blocker Interests following the consummation of the transactions contemplated by the Blocker Purchase Agreements (collectively, the “Blocker Buyers”).  Each such Common Unitholder is, or will be at the Closing, listed on the Common Unitholder Schedule.

(m)             “Common Unitholder Cash Election” is defined in Section 1.8(a)(i).

(n)               “Common Unitholder Schedule” means the Common Unitholder Schedule attached to this Agreement as Schedule 1.4(n).  The Common Unitholder Schedule shall reflect the Allocable Percentage of each Common Unitholder and each Cashout UAR Holder.

(o)               “Common Unitholder Stock Election” is defined in Section 1.8(a)(i).

(p)               “Common Unitholders’ Distributed Merger Consideration” means:

(i)                 to the extent that the aggregate Preferred Unitholders’ Merger Payment equals the Preferred Units Preference Amount, then an amount equal to the Distributed Merger Consideration minus the Preferred Unitholders’ Preference Amount; and

(ii)               at all times that the Preferred Unitholders’ Merger Payment is less than the Preferred Units Preference Amount, then $0.

(q)               “Consideration Exchange Agreement” means an agreement among two or more Preferred Unitholders pursuant to which all or a portion of a Preferred Unitholder’s Merger Consideration payable in cash is exchanged for all or a portion of a Preferred Unitholder’s Merger Consideration payable in shares of Parent Common Stock.

(r)                 “Distributed Merger Consideration” shall mean an amount equal to the Net Merger Consideration minus the sum of the portion, if any, of (i) the Indemnification Escrow Amount paid to Parent (whether in cash or by distribution of Parent Common Stock valued for these purposes at the Parent Common Stock Value), and not returned to the Unitholders or Cashout UAR Holders, as applicable, pursuant to the terms of this Agreement and the Indemnification Escrow Agreement plus (ii) the Expense Escrow Amount paid to the Representatives for the reimbursement or payment of expenses in accordance with this Agreement and the Expense Escrow Agreement, and not returned to the Unitholders, Cashout UAR Holders or Parent, as applicable.

(s)                “Earnout Calculation Schedule” is defined in Section 1.12(a).

(t)                 “Earnout Consideration” is defined in Section 1.12(a).

(u)               “Earnout Consideration Cash Election Percentage” means, with respect to each Common Unitholder, the percentage set forth next to such Unitholder’s name in the column labeled “Earnout Consideration Cash Election Percentage” on the Common Unitholder Schedule.

(v)               “Earnout Consideration Stock Election Percentage” means, with respect to each Common Unitholder, the percentage set forth next to such Unitholder’s name in the column labeled “Earnout Consideration Stock Election Percentage” on the Common Unitholder Schedule.

(w)              “Earnout Period” is defined in Section 1.12(b).

(x)               “Earnout Statement” is defined in Section 1.12(b).

(y)               “Election Deadline” is defined in Section 1.8(a)(v).

(z)                “Election Materials” is defined in Section 1.8(a)(ii).

(aa)            “Estimated Unitholder Transaction Expenses” is defined in Section 1.11(a).

(bb)           “Excess Amount” is defined in Section 1.12(c).

(cc)            “Exchange Agent” is defined in Section 1.9(a).

(dd)           “Exchange Agent Agreement” is defined in Section 1.9(a).

(ee)            “Exchange Fund” is defined in Section 1.9(a).

(ff)             “Expense Escrow Agent” is defined in Section 1.13(f).

(gg)            “Expense Escrow Agreement” is defined in Section 1.13(f).

(hh)           “Expense Escrow Amount” is defined in Section 1.13(f).

(ii)               “Expense Escrow Fund” is defined in Section 1.13(f).

(jj)               “Final Determination Date” means the date on which the Earnout Statement is finally determined in accordance with Section 1.12 and Schedule 5.10.

(kk)           “Form of Election” is defined in Section 1.8(a)(ii).

(ll)               “Indemnification Escrow Account” is defined in Section 1.10(a).

(mm)       “Indemnification Escrow Agent” is defined in Section 1.10(a).

(nn)           “Indemnification Escrow Agreement” is defined in Section 1.10(a).

(oo)           “Indemnification Escrow Amount” means $30,000,000.

(pp)           “Indemnification Escrow Cash Amount” is defined in Section 1.5(a)(iii).

(qq)           “Indemnification Escrow Period” is defined in Section 1.10(c).

(rr)              “Indemnification Escrow Shares” is defined in Section 1.5(a)(iv).

(ss)             “Indemnity Claim” is defined in Section 1.13(b).

(tt)               “Independent Representative” is defined in Section 1.13(a).

(uu)           “Initial Merger Consideration” is defined in Section 1.5(a)(v).

(vv)           “Merger Consideration” is defined in Section 1.5(a).

(ww)        “Net Merger Consideration” means the Merger Consideration minus the Pro Rated Excess Unitholder Transaction Expenses.

(xx)           “Operating Agreement” is defined in Section 2.3(f).

(yy)           “Parent Common Stock” is defined in Section 1.5(a)(ii).

(zz)            “Parent Common Stock Value” means $15.81, as proportionately adjusted for stock splits, subdivisions, reverse stock splits, combinations, recapitalizations, dividends, distributions and the like following the date hereof.

(aaa)         “Parent Expense Contribution” is defined in Section 1.13(f).

(bbb)       “Payment Processing Form” is defined in Section 1.9(b).

(ccc)         “Preferred Blocker Unitholder” is defined in Section 1.4(ggg).

(ddd)       “Preferred Merger Consideration” is defined in Section 1.6(a)(i).

(eee)         “Preferred Representative” is defined in Section 1.13(a).

(fff)          “Preferred Unit” means a unit of the Company’s Class C Units or Class D Units.

(ggg)         “Preferred Unitholder”  means a holder of any of the Preferred Units; provided, however, that in respect of any Preferred Units that are held by the Blocker Entities immediately prior to the consummation of the transactions contemplated by the Blocker Purchase Agreements, such holder shall include the Blocker Owners and the Blocker Entities (the “Preferred Blocker Unitholders” and, together with the Common Blocker Unitholders, the “Blocker Unitholders”) and shall not include the Blocker Buyers.  Each such Preferred Unitholder is, or will be at the Closing, listed on the Preferred Unitholder Schedule.

(hhh)       “Preferred Unitholder Initial Cash Payment” is defined in Section 1.5(a)(i).

(iii)             “Preferred Unitholder Initial Merger Payment” is defined in Section 1.5(a)(ii).

(jjj)             “Preferred Unitholder Initial Stock Payment” is defined in Section 1.5(a)(ii).

(kkk)       “Preferred Unitholder Schedule” means the Preferred Unitholder Schedule attached to this Agreement as Schedule 1.4(kkk), as updated pursuant to Section 1.4(nnn).

(lll)             “Preferred Unitholders’ Distributed Merger Consideration” means the lesser of the Preferred Units Preference Amount or the aggregate Distributed Merger Consideration.  For clarity, once the Preferred Unitholders receive Distributed Merger Consideration in an amount equal to the Preferred Units Preference Amount, the Preferred Unitholders cease their participation in the Distributed Merger Consideration and the Common Unitholders will share pro rata among themselves in the Common Unitholders’ Distributed Merger Consideration until the last dollar has been paid.

(mmm) “Preferred Unitholders’ Merger Payment” means the aggregate amount of Net Merger Consideration (and, as applicable, the Blocker Net Merger Consideration) that has been actually distributed to the Preferred Unitholders as of the date of calculation.  For purposes of this definition, any portion of the Net Merger Consideration held in the Indemnification Escrow Account or the Expense

Escrow Fund or payable (but not yet paid) as Earnout Consideration has not been “distributed” to Preferred Unitholders until such time as such escrowed amount is actually paid to the Preferred Unitholders from the Indemnification Escrow Account or Expense Escrow Fund or, with respect to the Earnout Consideration, paid to the Preferred Unitholder following the conclusion of the Earnout Period or pursuant to Section 5.10 as the case may be.

(nnn)       “Preferred Units Preference Amount” means the aggregate accrued, but unpaid,  liquidation preference of the Preferred Unitholders applicable in the context of a sale of the Company, based on each Preferred Unitholder’s capital investment in the Company, plus an annualized rate of return of 8% per annum calculated in accordance with the Operating Agreement.  The Preferred Unitholder Schedule shall be updated at Closing to reflect the actual Preferred Units Preference Amount as of such date which updated amount shall be controlling for all purposes hereunder.

(ooo)       “Preliminary Earnout Consideration” is defined in Section 1.12(b).

(ppp)       “Pro Rated Excess Unitholder Transaction Expenses” is defined in Section 1.11(b).

(qqq)       “Qualified MWs” means the Aggregate Qualified Adjusted MW of Financially Closed Projects as calculated in accordance with the Earnout Calculation Schedule and determined in accordance with Sections 1.12 and 5.10.

(rrr)            “Representatives” is defined in Section 1.13(a).

(sss)          “Unitholder” means a Preferred Unitholder or a Common Unitholder as the case may be.

(ttt)             “Unitholder Expense Contribution” is defined in Section 1.5(a)(v).

(uuu)       “Unitholder Representative Agreements” is defined in Section 1.13(b).

(vvv)       “Unitholder Transaction Expenses” is defined in Section 1.11(a).

1.5       Merger Consideration.

(a)                For purposes of this Agreement, the “Merger Consideration” shall mean:

(i)                 an amount equal to (x) $119,000,000 less (y) the Unitholder Expense Contribution, in cash less (z) 50% of the amount of any Transfer Taxes to be paid by Parent pursuant to Section 5.8 (the “Preferred Unitholder Initial Cash Payment”); plus

(ii)               3,225,806 shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Preferred Unitholder Initial Stock Payment” and together with the Preferred Unitholder Initial Cash Payment, the “Preferred Unitholder Initial Merger Payment”); plus

(iii)             $21,000,000, in cash (the “Indemnification Escrow Cash Amount”); plus

(iv)             569,260 shares of Parent Common Stock (the “Indemnification Escrow Shares”); plus

(v)               $460,830 in cash (the “Unitholder Expense Contribution” and, together with the Preferred Unitholder Initial Cash Payment, Preferred Unitholder Initial Stock Payment, Indemnification Escrow Cash Amount and the Indemnification Escrow Shares, the “Initial Merger Consideration”); plus

(vi)             The amount, if any, of the Earnout Consideration payable in a combination of shares of Parent Common Stock and cash in accordance with the provisions of Section 1.12.

(b)               The Pro Rated Excess Unitholder Transaction Expenses shall be paid in accordance with the provisions of Section 1.11(b) and shall reduce the Merger Consideration payable to the Unitholders.

(c)                The Net Merger Consideration shall be paid by Parent as follows:

(i)                 the Preferred Unitholder Initial Merger Payment shall be paid to the Preferred Unitholders in accordance with the provisions of Sections 1.7 and 1.9;

(ii)               the Indemnification Escrow Amount shall be deposited with the Indemnification Escrow Agent in accordance with the provisions of Section 1.10;

(iii)             the Unitholder Expense Contribution shall be deposited with the Expense Escrow Agent in accordance with the provisions of Section 1.13(f); and

(iv)             following the conclusion of the Earnout Period or earlier payment pursuant to Section 5.10 as the case may be, the Earnout Consideration, if any, shall be payable to the Unitholders and Cashout UAR Holders in accordance with the provisions of Sections 1.7 and 1.12;

provided, however, that, notwithstanding the foregoing, any portion of the Net Merger Consideration that would otherwise be payable to the Blocker Unitholders pursuant to this Section 1.5(c) if not for the transactions contemplated by the Blocker Purchase Agreements (the “Blocker Net Merger Consideration”) shall not be payable to such Blocker Unitholders or any Blocker Buyer hereunder and shall be payable (out of the Net Merger Consideration otherwise payable pursuant to the terms of this Agreement and not in addition thereto) to the Blocker Owners on account of the sale of their Blocker Interests pursuant to the Blocker Purchase Agreements.  Notwithstanding anything to the contrary in this Agreement or any of the Blocker Purchase Agreements, in no event shall Parent and/or any of its Affiliates be required to pay any consideration to the Unitholders (including the Blocker Unitholders) in an amount in the aggregate in excess of the Net Merger Consideration or at a time that is different than is contemplated by this Section 1.5(c) (except pursuant to Section 6.6 of the Blocker Purchase Agreements).

1.6       Effect on Units and Cashout UARs.

(a)                Effect on Units and Cashout UARs.  Subject to Section 1.7(f) and any applicable backup or other withholding requirements, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(i)                 Each Preferred Unitholder’s Preferred Units (excluding the Preferred Units held by the Preferred Blocker Unitholders) shall be converted into and become the right to receive an amount, in the aggregate, equal to such Preferred Unitholder’s Allocable Percentage of the Preferred Unitholders’ Distributed Merger Consideration.  The amount to which any particular Preferred Unitholder (other than any of the Preferred Blocker Unitholders) is entitled pursuant to this Section 1.6(a)(i) is referred to as such Preferred Unitholder’s “Preferred Merger Consideration.”  For avoidance of doubt, (A) each Preferred Blocker Unitholder’s Preferred Units shall be subject to the transactions contemplated by the applicable Blocker Purchase Agreement, (B) the Preferred Blocker Unitholders and the Blocker Buyers shall not be entitled to any portion of the Preferred Merger Consideration hereunder and (C) each applicable Blocker Owner shall receive its respective portion of the Blocker Net Merger Consideration on account of the sale of their Blocker Interests as set forth in the applicable Blocker Purchase Agreement.

(ii)               Each Common Unitholder’s Common Units (excluding the Common Units held by the Common Blocker Unitholders) shall be converted into and become the right to receive an amount, in the aggregate, equal to such Common Unitholder’s Allocable Percentage of the Common Unitholders’ Distributed Merger Consideration.  The amount to which any such Common Unitholder (other than any of the Common Blocker Unitholders) is entitled pursuant to this Section 1.6(a)(ii) is referred to as such Common Unitholder’s “Common Merger Consideration.”  For avoidance of doubt, (A) each Common Blocker Unitholder’s Common Units shall be subject to the transactions contemplated by the applicable Blocker Purchase Agreement, (B) the Common Blocker Unitholders and the Blocker Buyers shall not be entitled to any portion of the Common Merger Consideration hereunder and (C) each applicable Blocker Owner shall receive its respective portion of the Blocker Net Merger Consideration on account of the sale of their Blocker Interests as set forth in the applicable Blocker Purchase Agreement.

(iii)             Each Cashout UAR Holder’s Cashout UARs shall be converted into and become the right to receive an amount, in the aggregate, equal to such Cashout UAR Holder’s Allocable Percentage of the Cashout UAR Holders’ Distributed Merger Consideration.  The amount to which any such Cashout UAR Holder is entitled pursuant to this Section 1.6(a)(iii) is referred to as such Cashout UAR Holder’s “Cashout UAR Merger Consideration.”

(b)               Unpaid Distributions.  Other than the amounts payable as part of the Merger Consideration, any and all undeclared or unpaid dividends or distributions on the Units or unit appreciation rights of the Company immediately prior to the Effective Time shall be canceled at the Effective Time.  All the Units held in the treasury of the Company immediately prior to the Effective Time shall be canceled and no consideration of any kind shall be delivered in exchange therefor under this Agreement.

(c)                Rights upon Merger.  Upon consummation of the Merger, all of the Units (excluding the Units held by the Blocker Unitholders, which shall be automatically converted as a result of the Merger from Units in the Company into Units of the Surviving Company) and Cashout UARs shall cease to represent any rights with respect thereto, and, subject to applicable Law and this Agreement, shall only represent the right to receive the portion of the Merger Consideration payable hereunder with respect to such Units or Cashout UARs, as applicable.

1.7       Form of Payment Consideration.

(a)                Payment of the amounts set forth in Section 1.5(a) shall be effectuated as follows:

(i)                 Each Preferred Unitholder (other than any Preferred Blocker Unitholder or Blocker Buyer) shall receive:

(1)               an amount in cash equal to such Preferred Unitholder’s Allocable Percentage of the Preferred Unitholder Initial Cash Payment;
(2)               a number of shares of Parent Common Stock equal to such Preferred Unitholder’s Allocable Percentage of the Preferred Unitholder Initial Stock Payment;
(3)               an amount in cash equal to the product of such Preferred Unitholder’s Allocable Percentage of Earnout Consideration payable to Preferred Unitholders in cash pursuant to Section 1.12(c);
(4)               a number of shares of Parent Common Stock equal to the quotient of (A) such Preferred Unitholder’s Allocable Percentage of Earnout Consideration payable to Preferred Unitholders in shares of Parent Common Stock pursuant to Section 1.12(c), divided by (B) the Parent Common Stock Value;
(5)               if a portion of the Indemnification Escrow Cash Amount and the Indemnification Escrow Shares is distributed to the Preferred Unitholders pursuant to the terms of the Indemnification Escrow Agreement, each Preferred Unitholder shall receive an amount equal to such Preferred Unitholder’s Allocable Percentage of the amount distributed to the Preferred Unitholders pursuant to such Indemnification Escrow Agreement, either in cash or shares of Parent Common Stock (valued at the Parent Common Stock Value), as applicable, as set forth therein; and
(6)               if a portion of the Expense Escrow Amount is distributed to the Preferred Unitholders pursuant to the terms of the Expense Escrow Agreement, each Preferred Unitholder shall receive an amount equal to such Preferred Unitholder’s Allocable Percentage of the amount distributed to the Preferred Unitholders pursuant to such Expense Escrow Agreement in cash.

Notwithstanding the foregoing, prior to the Closing, any Preferred Unitholder may exchange with any other Preferred Unitholder, all or a portion of the cash that such Preferred Unitholder is entitled to under this Section 1.7(a)(i) or Section 1.1 of the Blocker Purchase Agreements for an equal value of shares of Parent Common Stock that such other Preferred Unitholder is entitled to under this Section 1.7(a)(i) or Section 1.1 of the Blocker Purchase Agreements, and vice versa, pursuant to Consideration Exchange Agreements, and any changes to the Allocable Percentages set forth in the updated Preferred Unitholder Schedule to be delivered on the Closing Date shall reflect each Preferred Unitholder’s Allocable Percentage in cash and shares of Parent Common Stock (including as a result of such Consideration Exchange Agreements, if any), and the Exchange Agent shall distribute the Merger Consideration accordingly.

(ii)               Each Common Unitholder (other than any Common Blocker Unitholder or Blocker Buyer) shall receive:

(1)               if such Common Unitholder has made or is deemed to have made a Common Unitholder Cash Election pursuant to Section 1.8(a), an amount in cash equal to such Common Unitholder’s Allocable Percentage of Common Merger Consideration; or
(2)               if such Common Unitholder has made a valid Common Unitholder Stock Election, a number of shares of Parent Common Stock equal to the quotient of such Common Unitholder’s Allocable Percentage of Common Merger Consideration divided by (B) the Parent Common Stock Value;
(3)               if a portion of the Indemnification Escrow Cash Amount and the Indemnification Escrow Shares is distributed to the Common Unitholders pursuant to the terms of the Indemnification Escrow Agreement, each Common Unitholder shall receive an amount equal to such Common Unitholder’s Allocable Percentage of the amount distributed to the Common Unitholders pursuant to such Indemnification Escrow Agreement, either in cash or shares of Parent Common Stock (valued at the Parent Common Stock Value), as applicable, as set forth therein; and
(4)               if a portion of the Expense Escrow Amount is distributed to the Common Unitholders pursuant to the terms of the Expense Escrow Agreement, each Common Unitholder shall receive an amount equal to its Allocable Percentage of the amount distributed to the Common Unitholders pursuant to such Expense Escrow Agreement in cash;
provided, however, that if and at such time as the Common Unitholders shall receive pursuant to this Section 1.7(a)(ii) an amount in cash and value of shares of Parent Common Stock calculated at the Parent Common Stock Value equal to $21,525 per Common Unit (“Cashout UAR Threshold Amount”), the Cashout UAR Holders shall receive in cash, in respect of each Cashout UAR (for the avoidance of doubt, from and out of the Net Merger Consideration), any amount payable to the Common Unitholders in respect of each Common Unit in excess of the Cashout UAR Threshold Amount as if each Cashout UAR was a Common Unit for purposes of this Section 1.7(a)(ii) (therefore reducing the amount payable (in stock and/or cash, as applicable) to the Common Unitholders).

(b)               Payment Priority.  All payments of Net Merger Consideration (whether payments of Initial Merger Consideration, distributions to the Unitholders of any portion of the Indemnification Escrow Amount, distributions to the Unitholders of any portion of Expense Escrow Amount or payment of the Earnout Consideration, or payments of the Blocker Net Merger Consideration on account of the sale of their Blocker Interests under the Blocker Purchase Agreements) shall be made in the following priority, consistent with the terms of the Operating Agreement as in effect immediately prior to the Effective Time:

(i)                 First, such payments shall be made to the Preferred Unitholders, pro rata based on the Allocable Percentage of each Preferred Unitholder, until the Preferred Merger Payments equal the Preferred Units Preference Amount; and

(ii)               Second, payments in respect of Net Merger Consideration in excess of the Preferred Units Preference Amount, if any, shall be made to the Common Unitholders and the Cashout UAR Holders (if applicable) pro rata based on the Allocable Percentage of each Common Unitholder and each Cashout UAR Holder (if applicable).

(c)                Effect of Distribution of Preferred Units Preference Amount.  For purposes of clarity, the Parties acknowledge that the purpose of the foregoing payment provisions in Section 1.7(b) is to give effect to the relative distribution preferences and priority of the Preferred Units pursuant to the terms  of the Operating Agreement as in effect immediately prior to the Effective Time.  The effect of this priority, when taken together with the fact that a portion of the Merger Consideration is subject to indemnification and expense escrow arrangements as well as the earnout, means that the Common Unitholders and Cashout UAR Holders may not ultimately receive any payment of Merger Consideration.

(d)               Stock Splits and Similar Events.  Notwithstanding any other provision in this Agreement to the contrary, the shares of Parent Common Stock issued in connection with the Net Merger Consideration (including the Preferred Unitholder Initial Stock Payment, the Indemnification Escrow Shares and the stock portion of the Earnout Consideration) shall be adjusted proportionately for any stock splits, subdivisions, reverse stock splits, combinations, recapitalizations, dividends, distributions and the like.

(e)                Example.  Attached hereto as Annex A is an illustrative example of the calculation and payment of Merger Consideration pursuant to the foregoing terms of this Agreement.

(f)                Withholding.  Parent shall be entitled to deduct and withhold from each Unitholder’s respective portion of the Merger Consideration otherwise payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any foreign, Tax Law.  Such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Unitholders in respect of which Parent made such deduction and withholding.

1.8       Election Mechanics.

(a)                Common Unitholders.

(i)                 Generally.        Each Common Unitholder shall make, or be deemed to have made, an election to receive all of its Net Merger Consideration or Blocker Net Merger Consideration, as applicable, (1) in shares of Parent Common Stock (a “Common Unitholder Stock Election”) or (2) in cash (a “Common Unitholder Cash Election”) in accordance with the provisions of this Section 1.8.

(ii)               Election Form; Accredited Investor Questionnaire.  Promptly following the date hereof, the Company shall mail (by U.S. Mail, reputable overnight delivery service or to the email address of such Person in the Company’s possession) to each Person who was a Common Unitholder of record as of the record date of the Company Unitholder Meeting (1) a form, reasonably acceptable to Parent (“Form of Election”), pursuant to which each Common Unitholder shall be entitled to elect to receive all of its Net Merger Consideration or Blocker Net Merger Consideration, as applicable, in either cash or shares of Parent Common Stock and (2) an Accredited Investor Questionnaire, in a form reasonably acceptable to Parent (an “AIQ Form and, together with the Form of Election, the “Election Materials”).  The Company shall use commercially reasonable efforts to promptly make available the Election Materials to any holder of Common Units who requests such materials following the initial mailing of the Election Materials and prior to the Election Deadline.  In no event shall the initial mailing of Election Materials to the Common Unitholders be made less than five (5) days prior to the Election Deadline.  For the avoidance of doubt, the Company shall have the option to mail the Election Materials in the same mailing as the Proxy Statement/Offering Memorandum.

(iii)             Election.

(1)               To make a valid Common Unitholder Stock Election, a Common Unitholder must deliver to the Company prior to the Election Deadline an executed and properly completed (A) Form of Election making a Common Unitholder Stock Election and (B) an AIQ Form indicating that such Common Unitholder is an Accredited Investor.  For clarity, any Common Unitholder who is not an Accredited Investor shall not be entitled to make a Common Unitholder Stock Election and will receive his, her or its portion of the Net Merger Consideration or the Blocker Net Merger Consideration, if any, in cash.

(2)               A Common Unitholder shall be deemed to have made a Common Unitholder Cash Election if such Common Unitholder:

a.                   delivers to the Company prior to the Election Deadline an executed and properly completed Form of Election making a Common Unitholder Cash Election; or
b.                  does not deliver to the Company both (i) an executed and properly completed Form of Election prior to the Election Deadline and (ii) an AIQ Form indicating that such Common Unitholder is an Accredited Investor; or
c.                   otherwise has not satisfied the requirements of Section 1.8(a)(iii)(1) to the reasonable satisfaction of the Company on or prior to the Election Deadline.
Any reasonable determination by the Company with respect to whether a Common Unitholder has or has not made a valid Common Unitholder Stock Election shall be final, binding and unappealable.
For the avoidance of doubt, the provisions of this Agreement are intended to provide that any Unitholder who has not executed and delivered an AIQ Form indicating that he, she, or it is an

Accredited Investor shall receive cash in the Merger and not shares of Parent Common Stock.

(iv)             Schedule Update.  Not less than two (2) Business Days prior to the Closing, the Company shall deliver (A) an updated Common Unitholder Schedule to Parent and the Exchange Agent which schedule shall indicate each Common Unitholder’s Common Unitholder Stock Election or Common Unitholder Cash Election and (B) an updated Cashout UAR Holder Schedule to Parent and the Exchange Agent which schedule shall indicate each Cashout UAR Holder’s portion of the Common Unitholders’ Distributed Merger Consideration, if any.

(v)               Election Deadline.  Any election pursuant to this Section 1.8(a) shall have been made properly only if the Company shall have received, by the Election Deadline, a Form of Election and AIQ Form with respect to any Common Unitholder Stock Election properly completed and signed and reasonably acceptable to the Company.  As used herein, “Election Deadline” means 9:00 a.m., Central time, on the date of the Company Unitholder Meeting.

(b)               Elections Irrevocable.  All elections shall be irrevocable once made and shall be binding on the Unitholder and any subsequent transferee of any Units.

1.9       Initial Preferred Unitholder Payment Mechanics.

(a)                Pursuant to an Exchange Agent Agreement between Parent and the Exchange Agent in a form reasonably acceptable to the Representatives (the “Exchange Agent Agreement”), as of the Closing (or, if later, within four Business Days following receipt by Parent of the Initial Merger Consideration Schedules), Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Units, (i) certificates representing the shares of Parent Common Stock to be exchanged for Units or Blocker Interests in respect of the Preferred Unitholder Initial Stock Payment to be paid in connection with the Merger and the transactions contemplated by the Blocker Purchase Agreements and (ii) any cash necessary to pay the Preferred Unitholder Initial Cash Payment to be paid in connection with the Merger and the transactions contemplated by the Blocker Purchase Agreements (such cash and such certificates for shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund,” it being understood that any and all interest earned on funds deposited therein pending payment shall be turned over to Parent and that Parent shall pay all of the fees and expenses of the Exchange Agent).  At least five (5) Business Days prior to the Closing, Parent shall enter into the Exchange Agent Agreement with the Exchange Agent.  The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in this Section 1.9 and the Exchange Fund shall not be used for any other purpose.

(b)               Parent will cause the Exchange Agent, on or prior to the Closing Date, to deliver to each Unitholder and Cashout UAR Holder at the address set forth opposite such Unitholder’s or Cashout UAR Holder’s name on Schedule 1.9(b) (as updated from time to time in writing by the Company prior to such delivery) a payment processing form and instructions for obtaining payment hereunder in a form reasonably acceptable to Parent and the Representatives (a “Payment Processing Form”).  Upon submission of a completed Payment Processing Form to the Exchange Agent, the holder of the Units (or Cashout UAR Holder) to which such Payment Processing Form relates shall be entitled to receive in exchange therefor cash (without interest) and/or shares of Parent Common Stock, as applicable, representing such holder’s respective portion of the Merger Consideration calculated in accordance with, and payable when and as provided in, this Agreement.  Following the Effective Time and pending a Unitholder’s (or Cashout UAR Holder’s) submission of a Payment Processing Form, each such Unitholder of outstanding Units (or Cashout UAR Holder’s Cashout UARs) will be deemed, for all purposes, to hold an irrevocable right to receive that amount of cash and/or shares of Parent Common Stock equal to his, her or its respective portion of the Merger Consideration into which such Unitholder’s Units (or Cashout UAR Holder’s Cashout UARs) shall have been so converted in accordance with this Agreement.

(c)                Parent shall cause the Exchange Agent to deliver, no later than the latest of (i) four (4) Business Days after submission of a properly completed Payment Processing Form by a Unitholder or Cashout UAR Holder, (ii) four (4) Business Days after receipt by Parent and the Exchange Agent from the Representatives of the final Common Unitholder Schedule, final Preferred Unitholder Schedule and final Cashout UAR Holder Schedule reflecting the amount of cash and/or shares of Parent Common Stock payable to each Preferred Unitholder out of the Initial Merger Consideration, calculated and payable in accordance with this Agreement and the Blocker Purchase Agreements (which Schedules (collectively, the “Initial Merger Consideration Schedules”) shall be provided by the Representatives to Parent and the Exchange Agent, shall reflect the provisions of this Agreement and the Blocker Purchase Agreements and shall not contemplate the payment of Initial Merger Consideration in excess of the aggregate Initial Merger Consideration contemplated by this Agreement to be paid) and (iii) four (4) Business Days after the date as of which Parent shall have deposited the Exchange Fund with the Exchange Agent, cash (without interest) and/or shares of Parent Common Stock, as applicable, representing such Unitholder’s respective portion of the Initial Merger Consideration calculated and payable in accordance with this Agreement.  Parent shall cause the Exchange Agent to deliver, not later than four (4) Business Days after the latest of (i) submission of a properly completed Payment Processing Form by a Unitholder or Cashout UAR Holder, (ii) receipt by Parent and the Exchange Agent from the Representatives of the final Common Unitholder Schedule, final Preferred Unitholder Schedule and final Cashout UAR Holder Schedule reflecting the amount of cash and/or shares of Parent Common Stock payable to each Unitholder and Cashout UAR Holder out of the Earnout Consideration, calculated and payable in accordance with this Agreement and the Blocker Purchase Agreements (which Schedules (collectively, the “Earnout Consideration Schedules”) shall be provided by the Representatives to Parent and the Exchange Agent, shall reflect the provisions of this Agreement and the Blocker Purchase Agreements and shall not contemplate the payment of Earnout Consideration in excess of the aggregate Earnout Consideration contemplated by this Agreement to be paid) or (iii) the date upon which the Earnout Consideration is paid to the Exchange Agent pursuant to Section 1.12(c), cash (without interest) and/or shares of Parent Common Stock, as applicable, representing such Unitholder’s (or Cashout UAR Holder’s) respective portion of the Earnout Consideration calculated and payable in accordance with this Agreement.

(d)               At or after the Effective Time, there shall be no transfers on the transfer books of the Company of the Units that were outstanding immediately prior to the Effective Time.

(e)                Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued in connection with the transactions contemplated by this Agreement and any holder of Units or Cashout UAR Holder entitled to receive a fractional share of Parent Common Stock shall be entitled to receive in lieu thereof an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the Parent Common Stock Value.

(f)                Any portion of the Exchange Fund that remains unclaimed by a Preferred Unitholder six (6) months after the Effective Time, and any portion of the Earnout Consideration that remains unclaimed by a Unitholder or Cashout UAR Holder six (6) months after the date it is paid to the Exchange Agent pursuant to Section 1.12(c), shall be delivered to Parent and any such Unitholder or

Cashout UAR Holder who has not returned a Payment Processing Form in accordance with this Section 1.9 prior to that time shall thereafter look only to Parent for payment of such Unitholder’s or Cashout UAR Holder’s portion of the Initial Merger Consideration or Earnout Consideration, as applicable.  Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Company, the Representatives or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of Units or Cashout UAR Holders two (2) years after the Effective Time (in the case of the Exchange Fund) or two (2) years after the date it is paid to the Exchange Agent pursuant to Section 1.12(c) (in the case of the Earnout Consideration) (or, in either case, such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Government authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

1.10     Indemnification Escrow.

(a)                Indemnification Escrow Account.  On the Closing Date, Parent shall pay (or cause to be paid), by wire transfer of immediately available funds, the Indemnification Escrow Cash Amount and deliver the Indemnification Escrow Shares, in each case to U.S. Bank, National Association, as escrow agent (“Indemnification Escrow Agent”), such Indemnification Escrow Amount to be held in escrow to satisfy, at least in part (and only to satisfy), the indemnity obligations described in Section 7.2(a) of this Agreement.  The Indemnification Escrow Agent shall hold the Indemnification Escrow Amount in a segregated account (“Indemnification Escrow Account”) and invest, and make payments of, the Indemnification Escrow Amount solely in accordance with the terms of the Indemnification Escrow Agreement in substantially the form attached hereto as Exhibit G (“Indemnification Escrow Agreement”).

(b)               The Representatives.  Upon any claim for indemnification pursuant to Section 7.2, the Representatives shall serve as the designated representative of the Unitholders for purposes of receiving notices, contesting claims, authorizing payments for such claims and all such other proper purposes in all respects consistent with the provisions of Section 1.13 below.

(c)                Remaining Balance in Indemnification Escrow Account.  Upon the expiration of the Indemnification Escrow Period, Parent and the Representatives shall cause the Indemnification Escrow Agent (in accordance with the terms of the Indemnification Escrow Agreement) to pay (by wire transfer of immediately available funds) any portion of the Indemnification Escrow Cash Amount or distribute any remaining Indemnification Escrow Shares to such account(s) designated by the Representatives (on behalf of the Unitholders), any amounts and shares remaining in the Indemnification Escrow Account not then subject to claims for indemnification made by Parent in accordance with the provisions of Article 7, for distribution to the Unitholders in accordance with the terms of the Indemnification Escrow Agreement and this Agreement.  As used in this Agreement, “Indemnification Escrow Period” means the period commencing on the Closing Date and concluding on the 15 month anniversary of the Closing Date.

(d)               Merger Consideration Adjustments.  Except for any interest amount(s) paid thereon (which interest, together with all dividends on Indemnification Escrow Shares, shall be paid to (i) Parent with respect to any portion of the Indemnification Escrow Amount distributed to Parent and (ii) the Unitholders with respect to any portion of the Indemnification Escrow Amount distributed to the Unitholders), any amounts distributed to Parent pursuant to the provisions of this Section 1.10 shall be deemed to be and treated for all purposes as adjustments to the Merger Consideration.

1.11     Payment Mechanics of Unitholder Transaction Expenses.

(a)                Estimated Unitholder Transaction Expenses.  At least two (2) Business Days prior to the Closing Date, the Company shall provide to Parent an estimate which has been approved in advance by the Representatives (which estimate shall include such reserves as the Company determines in good faith to be appropriate for any expenses that are not then known or determinable) of the Unitholder Transaction Expenses (segregated by payee, to the extent reasonably known or anticipated) that have been incurred prior to the Closing and that will be incurred at or after the Closing (“Estimated Unitholder Transaction Expenses”), in each case whether or not paid prior to the Closing.  For purposes of this Agreement, “Unitholder Transaction Expenses” means all expenses for legal, investment banking and/or financial advisory fees of the Company and/or any of its Subsidiaries in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Merger), including fees and expenses, whether or not paid prior to the Closing, in respect of such matters of Goodwin Procter LLP, Orrick Herrington & Sutcliffe, LLP, Goldman Sachs, Morgan Stanley and any other Person other than Ernst & Young LLP (including any fees or expenses incurred in connection with preparation of the Revised Financial Statements), the Indemnification Escrow Agent or the Exchange Agent.

(b)               Payment of Estimated Unitholder Transaction Expenses.  On the Closing Date, Parent shall pay (by wire transfer of immediately available funds): (i) to Goodwin Procter LLP, the amount indicated in the Estimated Unitholder Transaction Expenses as payable to Goodwin Procter LLP; (ii) to Morgan Stanley the amount indicated in the Estimated Unitholder Transaction Expenses as payable to Morgan Stanley; (iii) to Goldman Sachs the amount indicated in the Estimated Unitholder Transaction Expenses as payable to Goldman Sachs; (iv) to Orrick Herrington Sutcliffe LLP the amount indicated in the Estimated Unitholder Transaction Expenses as payable to Orrick Herrington Sutcliffe LLP; and (v) to any other Person (other than Ernst & Young LLP, the Indemnification Escrow Agent and the Exchange Agent) indicated in the Estimated Unitholder Transaction Expenses, the amount indicated in the Estimated Unitholder Transaction Expenses as payable to such Person.  An amount equal to 92.166% of any Unitholder Transaction Expenses in excess of $5,000,000 (the “Pro Rated Excess Unitholder Transaction Expenses”) shall be paid out of the Preferred Unitholder Initial Cash Payment.

1.12     Earnout.

(a)                Earnout Consideration.  If the Surviving Company achieves the Qualified MWs as calculated pursuant to Schedule 1.12 (the “Earnout Calculation Schedule”), then Parent shall pay to the Unitholders (other than the Blocker Owners, which Blocker Owners shall be paid on account of the sale of their Blocker Interests pursuant to the Blocker Purchase Agreements) and/or the Cashout UAR Holders, as applicable, the amount of consideration set forth on and in accordance with the Earnout Calculation Schedule (the “Earnout Consideration”).  Any portion of the Earnout Consideration payable pursuant to Section 1.7 to the (i) Preferred Unitholders shall be paid 30% in shares of Parent Common Stock and 70% in cash based on their respective Allocable Percentages, unless otherwise provided for in the Consideration Exchange Agreements and (ii) Common Unitholders shall be paid in shares of Parent Common Stock and/or cash in proportions as are determined by reference to each Common Unitholder’s Earnout Consideration Stock Election Percentage or Earnout Consideration Cash Election Percentage.  Parent Common Stock shall be valued at the Parent Common Stock Value for purposes of payment of the Earnout Consideration.

(b)               Earnout Period.  Within 15 days following the expiration of the period commencing on January 1, 2010 and ending on December 31, 2010 unless the Closing has not occurred by January 1, 2010, in which case the period shall commence on the Closing Date and end 12 months following the Closing Date (as applicable, the “Earnout Period”), Parent shall (i) deliver a statement (the

“Earnout Statement”) to the Representatives containing Parent’s calculation of the Earnout Consideration (the “Preliminary Earnout Consideration”).  Parent shall permit the Representatives and their accountants to review promptly upon reasonable request, on-site or otherwise, during normal business hours as mutually agreed, all records, work papers and other information prepared or used by Parent in connection with the preparation of the Earnout Statement.  The Representatives shall have up to 15 Business Days after receipt of the Earnout Statement and all requested records, work papers and other information prepared or used by Parent in connection with the preparation of the Earnout Statement to dispute any or all amounts or elements of such Earnout Statement pursuant to Schedule 5.10(e).

(c)                Final Determination.  No later than one (1) Business Day following the Final Determination Date of such Earnout Statement (or, if later, within four Business Days following receipt by Parent of the Earnout Consideration Schedules), Parent shall pay to the Exchange Agent (for the account of the Unitholders) by wire transfer or delivery of other immediately available funds or certificates, as applicable, an amount equal to the Earnout Consideration due pursuant to the final determination of such Earnout Statement pursuant to Section 1.12(b) and instruct the Exchange Agent to distribute such Earnout Consideration within four (4) Business Days thereafter (or such later date, if any, contemplated by Section 1.9(c)) in accordance with the provisions of this Agreement.  Notwithstanding the foregoing or anything else to the contrary in this Agreement, from and after the Closing in the event that Parent claims that any Parent Indemnified Person is entitled to indemnification or other payments under this Agreement or in connection with the transactions contemplated hereby (to the extent permitted in accordance with Article 7 or Section 9.7(b) hereof) in an amount (the “Excess Amount”) in excess of (i) any remaining Cash Escrow Funds (as defined in the Indemnification Escrow Agreement) or Escrowed Shares (as defined in the Indemnification Escrow Agreement and valued at the Parent Common Stock Value) less (ii) any Claimed Amount (as defined in the Indemnification Escrow Agreement) which has not been previously paid to Parent, then Parent shall be entitled to retain such Excess Amount from the Earnout Consideration until the claims of any such Parent Indemnified Persons have been resolved; provided, however, that the Excess Amount shall not be greater than the Adjustable Earnout Setoff Amount with respect to those indemnification rights of Parent Indemnified Persons that are subject to the Parent Special Matters Cap (it being understood that if Releases are executed by 100% of the Unitholders, the Adjustable Earnout Setoff Amount shall be zero (0) and (except in instances of breach, fraud or intentional misrepresentation) Parent shall not be entitled to retain any portion of the Earnout Consideration with respect to those indemnification rights of Parent Indemnified Persons that are subject to the Parent Special Matters Cap); provided, further, that (except in instances of willful breach, fraud or intentional misrepresentation) Parent shall pay any portion of the Earnout Consideration in excess of the Excess Amount to the Exchange Agent (for the account of the Unitholders) by wire transfer or delivery of other immediately available funds or certificates, as applicable, as contemplated by this Agreement.  Promptly following the resolution of any such claims, Parent shall pay to the Exchange Agent (for the account of the Unitholders) as contemplated by this Agreement by wire transfer or delivery of other immediately available funds or certificates, as applicable, the portion, if any, of the Excess Amount to which the Parent Indemnified Persons are not entitled and to the applicable Parent Indemnified Persons the portion, if any, of the Excess Amount to which they are entitled.

(d)               Tax Treatment.  The Unitholders and Parent shall to the extent permitted by applicable Law treat and report for applicable Tax reporting purposes any Earnout Consideration as payment of additional Merger Consideration, except that a portion of the Earnout Consideration shall constitute interest as determined using the appropriate applicable federal rate (as defined in Section 1274(d) of the Code and the Treasury Regulations thereunder), and shall be treated and reported by Unitholders and Parent as interest for such purposes.

(e)                Covenants.  Section 5.10 and Schedule 5.10 set forth certain covenants with respect to the operation of the Surviving Company during the Earnout Period and certain methodologies to be followed in determining whether the Qualified MWshave been achieved and whether the Earnout Consideration, if any, will be payable to Unitholders in accordance with this Agreement.

1.13     Unitholders’ Representatives; Actions.

(a)                Thomas Melone (“Preferred Representative”), Carlos Domenech (“Common Representative”) and Peter J. Lee (“Independent Representative” and, together with the Preferred Representative and the Common Representative, the “Representatives”) have been appointed as the true and lawful agent and attorney-in-fact of the Unitholders for all matters in connection with this Agreement, the Indemnification Escrow Agreement, the Expense Escrow Agreement, the Exchange Agent Agreement and the Registration Rights Agreement pursuant to and by virtue of the requisite approval of this Agreement by the Unitholders.  The Representatives will act on behalf of the Unitholders with respect to all matters requiring action by the Unitholders under this Agreement, the Indemnification Escrow Agreement, the Expense Escrow Agreement, the Exchange Agent Agreement, the Registration Rights Agreement and any other agreement to which the Representatives will be a party in connection with the Merger and the other transactions contemplated by the Transaction Documents.  The Representatives hereby accept such appointment.  Such Representatives may be changed from time to time upon not less than five (5) Business Days prior written notice to Parent.  A vacancy in the position of (i) the Preferred Representative (and any successor thereto) may be filled by the vote of the Preferred Unitholders holding a majority of the Preferred Units, (ii) the Common Representative (and any successor thereto) may be filled by the vote of the Common Unitholders holding a majority of the Common Units and (iii) the Independent Representative (and any successor thereto) may be filled by the vote of the Unitholders holding a majority of all Units.  In the event of the incapacity of any Representative, a successor representative will be appointed by the Unitholders entitled to fill the vacancy as described in the foregoing sentence.

(b)               At all times, an agreement among two of the three Representatives shall be required to take any action in their capacity as the Representatives (on behalf of the Unitholders) under this Agreement and the other Transaction Documents.  Subject to the foregoing sentence, the Representatives shall have the full power and authority to take all actions required to be taken by the Unitholders under this Agreement, the Indemnification Escrow Agreement, the Expense Escrow Agreement, the Exchange Agent Agreement or the Registration Rights Agreement (collectively, the “Unitholder Representative Agreements”) and may take any action contemplated by any Unitholder Representative Agreement which it believes is necessary or appropriate under such Unitholder Representative Agreement, including, without limitation, executing each Unitholder Representative Agreement, authorizing payments to be made with respect hereto or thereto, objecting to such payments, giving and receiving notices and communications permitted or required under any Unitholder Representative Agreement, obtaining reimbursements as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Representatives in connection with any Unitholder Representative Agreement, disputing calculation of the Earnout Consideration, defending all indemnity claims against the Indemnification Escrow Account or Unitholders pursuant to this Agreement (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, agreeing to, negotiating, entering into settlements and compromises of, and demanding arbitration and complying with orders of courts and awards of arbitrators with respect to such claims, conducting negotiations with Parent or any other Parent Indemnified Person and their respective agents regarding such claims and dealing with Parent or any other Parent Indemnified Person, the Exchange Agent, the Expense Escrow Agent and the Indemnification Escrow Agent under this Agreement.  Without limiting the generality of the foregoing, the Representatives shall have the full power and authority to interpret (on behalf of the Unitholders) the terms and provisions of each Unitholder Representative Agreement including, without limitation, to consent to any amendment or waiver of any provision hereof or thereof in their capacity as Representatives.  By giving notice to the Representatives in the manner provided by Section 9.1, Parent shall be deemed to have given notice to all Unitholders.  A decision, act, consent or instruction of the Representatives, including an amendment, extension or waiver of any provision of any Unitholder Representative Agreement, shall require an agreement of two of three Representatives and shall constitute a decision of the Unitholder(s) for whom such action was taken and shall be final, binding and conclusive upon such Unitholder(s).  Any action taken by two of three the Representatives may be considered by Parent, each other Parent Indemnified Person, the Exchange Agent, the Expense Escrow Agent and the Indemnification Escrow Agent to be the action of the Unitholder(s) for whom such action was taken for all purposes of such Unitholder Representative Agreement or any other Transaction Document.

(c)                In the event that Parent gives notice to the Representatives of a claim for which indemnification may be sought, the Representatives shall have the authority to determine, in their sole judgment, whether to retain counsel (and to select that counsel) to protect the Unitholders’ interests, subject to Section 7.5, whether to assume the defense of or otherwise to control the handling of the claim, whether to consent to indemnification and to make all other decisions required to be made by the Unitholders pursuant to any Unitholder Representative Agreement, including without limitation whether to consent or withhold their consent to any settlement or compromise of a claim.

(d)               The Representatives shall not have, by reason of this Agreement or the performance of services as the Representatives, a fiduciary relationship with any Unitholders.  The Representatives shall not be liable to any Unitholder for any act or omission taken pursuant to or in conjunction with this Agreement, except for their own gross negligence or willful misconduct.  The Representatives shall be indemnified and held harmless first from the Expense Escrow Fund, second from any portion of the Indemnification Escrow Amount and Earnout Consideration to be distributed to the Unitholders and Cashout UAR Holders and third from the Unitholders (or, as applicable, from the Blocker Owners) and Cashout UAR Holders, severally and not jointly, against any and all Loss, liability or expense (including, without limitation, reasonable fees and expenses of any legal counsel) which may arise out of any action taken or omitted by them as the Representatives in accordance with this Agreement, the Indemnification Escrow Agreement, the Expense Escrow Agreement, the Exchange Agent Agreement or the Registration Rights Agreement, as the same may be amended, modified or supplemented, except such Loss, liability or expense as may result from the gross negligence or willful misconduct of any Representative.  This indemnification shall survive the termination of this Agreement.  The Indemnification Escrow Agent, Expense Escrow Agent, Exchange Agent, Parent and each other Parent Indemnified Person are hereby relieved from any liability to any Person for any decision, act, consent or instruction of the Representatives.

(e)                The Representatives agree that within a commercially reasonable time after receipt of notice of a claim, they shall give each Unitholder notice of the same and shall from time to time keep the Unitholders reasonably apprised as to developments with respect to such claim.  Such notices shall be sent to the Unitholders at their respective addresses as may be communicated to the Representatives in writing by the Unitholders.

(f)                The Unitholder Expense Contribution shall be paid into the Expense Escrow Fund out of the Merger Consideration for the benefit of the Unitholders and the Unitholders shall retain all right, title and interest in such amount and $39,170 shall be paid into the Expense Escrow Fund out of Parent’s cash on hand and does not represent any portion of the Merger Consideration (the “Parent Expense Contribution”).  All disbursements from the Expense Escrow Fund shall be made pro rata as between the Unitholder Expense Contribution and the Parent Expense Contribution.  As of the expiration or termination of the Expense Escrow Agreement or as otherwise contemplated thereby, any remaining portion shall be distributed to the Unitholders (in accordance with the preference and payment provisions set forth in this Agreement) and Parent, pro rata based on the initial contribution amounts.  At the Effective Time, Parent shall cause the Unitholder Expense Contribution and the Parent Expense Contribution (the “Expense Escrow Amount”) to be deposited on behalf of the Unitholders and certain employees of the Company with U.S. Bank, National Association (the “Expense Escrow Agent”), such deposit to constitute the expense escrow fund for the benefit and use of the Representatives should it be necessary as provided herein (the “Expense Escrow Fund”).  The Expense Escrow Fund shall be used to reimburse the out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Representatives in performing all of its duties and obligations as the Representatives.  Each Unitholder hereby authorizes the Representatives to enter into an Escrow Agreement (the “Expense Escrow Agreement”) with the Expense Escrow Agent, under such terms and conditions as may be agreed upon by the Representatives and the Expense Escrow Agent consistent with the terms hereof and in a form reasonably acceptable to Parent.  If any portion of the Expense Escrow Amount is disbursed to the Unitholders from the Expense Escrow Fund at the discretion of the Representatives, such disbursement shall be allocated among the Unitholders pursuant to the provisions of the Expense Escrow Agreement and this Agreement.

1.14     Allocation.  The Company and Parent agree to treat the transactions contemplated by this Agreement in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1) (A) as a sale of Units with respect to Unitholders and (B) with respect to Parent, as a purchase by Parent of all of the assets of the Company attributable to such Units and assumption by Parent of all of the Company’s liabilities attributable to such Units (other than liabilities for which Parent is required to be indemnified pursuant to this Agreement).  The Parties agree, to prepare jointly a valuation, based upon the Merger Consideration (and all other capitalized costs) and using principles of Section 1060 of the Code for purposes of applying Section 751 of the Code to Unitholders in the Company and Section 1060 of the Code to Parent, of the assets owned by the Company attributable to such Units, which valuation shall be binding upon Parent, Acquisition Subsidiary and the Company.  For purposes of determining the fair market value of the assets of the Company, the Parties agree, based on arm's-length negotiations and their adverse tax interests with respect to such allocation, that the value of the property, plant, equipment, inventory, and receivables of the Company shall be the adjusted tax basis of such assets as of the Closing Date.  The Representatives, the Company and Parent and their Affiliates shall report, act, and file Tax Returns in all respects and for all purposes consistent with such allocation.  The Company and Parent shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as may reasonably requested in preparing such allocation.  None of the Representatives, the Company, the Surviving Company or Parent shall take any tax position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation.

EXHIBIT 3

Section 6.10 of the Merger Agreement

6.10     Blocker Purchase Agreements.

(a)                The Parties hereto acknowledge and agree that Parent has entered into certain Purchase Agreements each in substantially the form of Exhibit D attached hereto (collectively, the “Blocker Purchase Agreements”) with holders (collectively, the “Blocker Owners”) of equity interests (“Blocker Interests”) of certain tax blocker entities that are, or will be prior to the Effective Time, Unitholders of the Company (collectively, the “Blocker Entities”), pursuant to which Parent has agreed, subject to the satisfaction or waiver of the conditions precedent contained therein, to cause MEMC Holdings Corporation to purchase, immediately prior to the Effective Time, all of the Blocker Interests in lieu of acquiring the Units held by the Blocker Entities in the Merger.

(b)               In connection with the foregoing, it is the intent of the Parties that:

(i)                 The transactions contemplated hereby and the Blocker Purchase Agreements provide that the Units held by the Blocker Entities are excluded from the effect of the Merger and will be treated as sale of the Blocker Interests to a directly wholly owned subsidiary of Parent for all U.S. federal income tax purposes and not as sale of the underlying Units held by the Blocker Entities.  For avoidance of doubt, (A) the Blocker Net Merger Consideration payable in respect of the Blocker Interests is being paid directly by the Blocker Buyers pursuant to the Blocker Purchase Agreements and not pursuant to this Agreement and (B) the Blocker Net Merger Consideration plus the Net Merger Consideration payable under this Agreement shall be equal to the amount of the Net Merger Consideration.

(ii)               The Merger will be effectively consummated in accordance with applicable Law and that, assuming the accuracy of the representations and warranties of and fulfillment of the covenants and agreements by the Blocker Owners in the Blocker Purchase Agreements, the only detriment to the Parent of consummation of the transactions contemplated by the Blocker Purchase Agreement is the loss of the Foregone Tax Benefit.

(iii)             Each Blocker Owner shall have no greater and no fewer rights or obligations with respect to the transactions, agreements, covenants, indemnities and other provisions of this Agreement than such Blocker Owner would have had if, immediately prior to the Effective Time, the Units held by the Blocker Entity had instead been held directly by such Blocker Owner (in proportion to such Blocker Owner’s interest in the Blocker Entity) and been acquired by the Parent by virtue of the Merger pursuant to this Agreement; provided, however, that nothing herein shall limit the rights or obligations of any Blocker Owner with respect to such Blocker Entity as expressly provided in the Blocker Purchase Agreements.

(iv)             Each Parent Indemnified Person shall have no greater and no fewer rights or obligations with respect to the transactions, agreements, covenants, indemnities and other provisions of this Agreement than such Parent Indemnified Person would have had if, immediately prior to the Effective Time, the Units held by the Blocker Entity had instead been held directly by such Blocker Owner (in proportion to such Blocker Owner’s interest in the Blocker Entity) and been acquired by the Parent by virtue of the Merger pursuant to this Agreement; provided, however, that nothing herein shall limit the rights or obligations of any Parent Indemnified Person with respect to such Blocker Entity as expressly provided in the Blocker Purchase Agreements.

(c)                Each Party shall take such other actions and execute such other agreements as are reasonably necessary to assure that the transactions contemplated by the Blocker Purchase Agreements and this Agreement, when taken together, equitably reflect the relative rights and obligations of the respective parties (including the rights of the Parent Indemnified Persons and the Unitholders hereunder) and the intent of the Parties described in this Section 6.10.

(d)               None of the Parent Indemnified Persons shall have any obligations (including indemnity obligations) with respect to such ownership of those Units or as a Unitholder under this Agreement.

(e)                Notwithstanding the foregoing terms of this Section 6.10, if a Blocker Owner refuses or otherwise does not enter into a Blocker Purchase Agreement or the conditions precedent to the obligation of the Parent and MEMC Holdings Corporation under any applicable Blocker Purchase Agreement are not satisfied on the Closing Date, then the Parent shall have no obligation to cause its wholly owned subsidiary to purchase the Blocker Interest owned by such Blocker Owner, and in lieu thereof, the Units owned by the applicable Blocker Entity shall be acquired by Parent by virtue of the Merger pursuant to the terms of this Agreement.